UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Protalix BioTherapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of Protalix BioTherapeutics, Inc.:

Our 2022 Annual Meeting of Stockholders, or the Annual Meeting, is scheduled to take place on June 30, 2022. If you have not yet voted your shares, please do so. We are asking for your support on the agenda described in the proxy statement we filed with the U.S. Securities and Exchange Commission, or the SEC, on April 29, 2022, which was sent and made available to all of our stockholders. We believe that the proposals to be voted on at the Annual Meeting are in the company’s best interest and, in particular, approval of the proposal to amend our Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 120,000,000 to 144,000,000 will provide the company additional flexibility to manage its capital needs. The proxy statement and any supplements or amendments thereto, as well as our Annual Report on Form 10-K for the year ended December 31, 2021, are referred to herein as the Annual Meeting Proxy Materials.

The Annual Meeting Proxy Materials contain important information about the Annual Meeting. We urge you to read the Annual Meeting Proxy Materials carefully. Our stockholders may obtain free copies of the Annual Meeting Proxy Materials and other documents we file with the SEC at https://protalixbiotherapeutics.gcs-web.com/sec-filings.

The following is a brief summary of the proposals to be voted on at the meeting, and supplement the Annual Meeting Proxy Materials.

• Election of directors. Director nominees will be elected by a plurality of votes cast, which means that the director nominees receiving the highest number of votes will be elected. In voting to elect nominees to the Board of Directors, stockholders may vote in favor of all the nominees or any individual nominee or withhold their votes as to all the nominees or any individual nominee. This proposal is a “non-routine” matter and, therefore, may not be voted upon by brokers without instructions from beneficial owners. Only “FOR” and “WITHHOLD” votes will affect the outcome. Abstentions and broker non-votes will have no effect on this proposal.

• Approval of non-binding advisory resolution on executive compensation. Approval of this non-binding, advisory proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the resolution. This proposal is a “non-routine” matter and, therefore, may not be voted upon by brokers without instructions from beneficial owners. Abstentions and broker non-votes will have no effect on this proposal.

• Adoption of amendments to the Protalix BioTherapeutics, Inc. 2006 Stock Incentive Plan, as amended, to increase the number of authorized shares of common stock reserved for issuance under the plan and to amend certain other terms of the plan. Adoption of the amendment to the Protalix BioTherapeutics, Inc. 2006 Stock Incentive Plan, as amended, requires that the number of votes cast at the Annual Meeting in favor of adoption exceeds the number of votes cast opposing adoption. This proposal is a “non-routine” matter and, therefore, may not be voted upon by brokers without instructions from beneficial owners. Abstentions and broker non-votes will have no effect on this proposal.

• Amendment to Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 120,000,000 to 144,000,000. The affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote at the Annual Meeting is required to approve this amendment. This proposal is a “routine” matter and, therefore, may be voted upon by brokers without instructions from beneficial owners. Abstentions will have the same effect as an “against” vote on this proposal.

• Ratification of the selection of Kesselman & Kesselman as our independent auditor. Ratification of the appointment of Kesselman & Kesselman, our independent registered public accounting firm, requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. This proposal is a “routine” matter. Abstentions will have no effect on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES, AND A VOTE “FOR” ALL OF THE PROPOSALS LISTED ABOVE.